Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 28, 2003 relating to the financial statements of FBR Technology Venture Partners L.P., which appear in Friedman, Billings, Ramsey Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
September 25, 2003